Exhibit 107.1

CALCULATION OF FILING FEE TABLES

FORM S-3 REGISTRATION STATEMENT

(Form Type)

Vistra Corp.

(Exact Name of registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid

Fees Previously Paid	Equity	8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock	Rule 457(o)	476,081.108(1)	$1,000(2)	$476,081,108	0.00014760	$70,269.58(3)

Carry Forward Securities

	Total Offering Amounts

	Total Fees Previously Paid							$70,269.58

	Total Fee Offsets

	Net Fee Due							$0

(1)

The 476,081.108 shares of 8.875% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock (“Series C Preferred Stock”) were acquired by the selling stockholders in a private transaction on December 29, 2023 (the “Closing Date”). Pursuant to Rule 416 under the Securities Act, the Registrant is also registering such indeterminate number of additional shares of the Series C Preferred Stock as may be issuable as a result of a stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar event.

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act. There is no public market for the shares of Series C Preferred Stock being registered hereunder. The proposed maximum aggregate offering price of the Series C Preferred Stock being registered hereunder represents the agreed upon consideration of $1,000 per share paid by the selling stockholders named herein in connection with the sales of the Series C Preferred Stock to such selling stockholders on the Closing Date.

(3)

Pursuant to Rule 457(p) under the Securities Act, the payment of this filing fee is intended to be offset by the filing fee in the amount of $70,269.58 paid by the registrant applicable to its registration statement on Form S-3 (Registration No. 333-276659) filed on January 23, 2024, which was subsequently withdrawn.